Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-215122, No. 333-234436, No. 333-254884 and No. 333-258783) on Form S-3 and Registration Statements (No. 333-212047, No. 333-226508, No. 333-252396, No. 333-251033, No. 333-243754 and No. 333-263170) on Form S-8 of F-star Therapeutics, Inc. and subsidiaries of our report dated March 15, 2022, relating to the consolidated financial statements of F-star Therapeutics, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of F-star Therapeutics, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Boston, Massachusetts
March 15, 2022